BOSTON SCIENTIFIC ANNOUNCES
FIRST QUARTER SPECIAL ITEMS

Natick, MA (April 15, 2009) – Boston Scientific (NYSE: BSX) today announced special items that will reduce its GAAP earnings for the first quarter.  The Company plans to release its first quarter financial results on April 20.

As the Company disclosed last month, the Court of Appeals for the Federal Circuit upheld the District Court’s decision that Johnson & Johnson’s (J&J) Bx Velocity® and Cypher® Stent Systems infringe Boston Scientific’s patent and that the patent is valid.  The Appeals Court reversed the District Court with respect to J&J’s infringement claims against the TAXUS® Liberté® Stent and instructed the District Court to dismiss those claims with prejudice.  The Company expects to receive a favorable financial award based on the Appeals Court’s ruling, but in accordance with accounting regulations the Company will wait until payment is assured before recording any related gain.

In addition, the Court of Appeals affirmed the District Court’s decision that Boston Scientific’s Express®, TAXUS® Express® and Liberté® Stents infringe one J&J patent and that the patent is valid.  The Court also affirmed that Boston Scientific’s Liberté Stent infringes a second J&J patent and that the patent is valid.  The Company will record an accrual of $237 million ($197 million after-tax) in the first quarter for its estimated exposure on this ruling, in accordance with accounting regulations.  This amount represents an estimate of the low end of the range of potential outcomes related to this matter.  The range is subject to substantial estimation, including attempting to determine the possible future findings of a jury.  As such, the high end of the range cannot be reasonably estimated at this time.

A damages trial on the above infringements has not been scheduled.  No payments are expected to be due until 2010 or later, from either Boston Scientific or J&J.

“We were gratified the appeals court upheld the finding that the BX Velocity and Cypher stents infringe our patent,” said Jim Tobin, President and Chief Executive Officer of Boston Scientific.  “We believe this ruling has the potential to result in a significant award from J&J.   More broadly, the ultimate resolution of these matters will represent a further reduction in the risk and uncertainty associated with outstanding litigation.”

On March 16, the Company announced it had agreed to settle all outstanding litigation with Bruce N. Saffran, M.D., Ph.D.  As a result, Boston Scientific will record a charge to earnings of $50 million

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($43 million after-tax) in the first quarter.  The Company does not plan to record any additional charges in relation to this settlement.  Prior to this settlement, a federal court jury in Texas found that the Company’s TAXUS® Express® and TAXUS® Liberté® stent products infringe Dr. Saffran’s patent and awarded him damages of $431 million, plus $69 million in pre-judgment interest.

The Company also announced it will record restructuring and restructuring-related charges of $37 million ($26 million after-tax) in the first quarter associated with its previously announced plant network optimization and expense and head count reduction initiatives.  These charges are in line with those included in the Company's first quarter GAAP earnings per share guidance.

Finally, the Company announced it will record a net gain of $63 million (on both a pre-tax and after-tax basis) in the first quarter related to the resolution of the rate of taxation on proceeds received by the Company in 2008 for one of its divested businesses.

The Company plans to discuss these and other issues on its first quarter earnings call on April 21 at 8:00 a.m. ET.  A press release will be issued after the close of the market on April 20.  A live webcast and archived replay of this call will be available at www.bostonscientific.com in the Investor Relations section.  The webcast is also being distributed over Thomson’s Financial Investor Distribution Network via two locations: www.earnings.com, which is accessible to the public, and www.streetevents.com, a password-protected event management site.  To ensure a timely connection to the live webcast it is recommended that users register at least 15 minutes before the webcast begins.  A replay of the webcast will begin at approximately 11:00 a.m. ET on April 21 and will be available for one year.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.  For more information, please visit: www.bostonscientific.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.  These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding our earnings, litigation, tax position, restructuring and results of operations.  If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements.  These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release.  As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation; financial market conditions; and, future business decisions made by us and our

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competitors.  All of these factors are difficult or impossible to predict accurately and many of them are beyond our control.  For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A – Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file thereafter.  We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.  This cautionary statement is applicable to all forward-looking statements contained in this document.

CONTACT:	Paul Donovan 508-650-8541 (office) 508-667-5165 (mobile) Media Relations Boston Scientific Corporation	Larry Neumann 508-650-8696 (office) Investor Relations Boston Scientific Corporation